Exhibit 99.1

NEWS RELEASE

Contacts:	Investors and Media: Russell Communications Group Bruce Russell 310) 559-4955 x101 brucerussell@ruscom.com

Cyanotech Receives Non-Compliance Notice from Nasdaq

— Company has 180 days to comply —

KAILUA KONA, Hawaii (December 5, 2005) — Cyanotech Corporation (Nasdaq Capital Market: CYAN), a world leader in producing high-value nutrition and health products from microalgae, received on December 1, 2005 notice from Nasdaq that the bid price of the Company’s stock has closed below the minimum $1.00 per share requirement for the last 30 consecutive business days as required by NASDAQ Marketplace Rule 4310(c)(4).  Therefore, the Company will be provided 180 calendar days, or until May 30, 2006, to regain compliance by virtue of the bid price closing at $1.00 per share or more for a minimum of 10 days.  If compliance cannot be demonstrated by May 30, 2006, then Nasdaq staff will determine whether the Company meets the Nasdaq initial listing criteria, as set forth in Marketplace Rule 4310(c), except for the bid price requirement.  If it meets the initial listing criteria, Nasdaq staff will notify the Company that it has been granted an additional 180 calendar day compliance period.  Cyanotech currently meets the initial listing criteria.

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About Cyanotech

Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®—all natural, functional nutrients that enhance human health and nutrition, providing significant antioxidant, anti-inflammatory and immune response benefits. NatuRose® Natural Astaxanthin is a natural pigment source that also promotes animal health and nutrition, primarily in aquaculture.  Phycobiliproteins are fluorescent pigments used in medical diagnostic testing and research.  Cyanotech produces these products from microalgae grown at its 90-acre facility in Hawaii using patented and proprietary technology.  Cyanotech products are distributed to nutritional supplement, nutraceutical, cosmeceutical, and animal feed makers and marketers in more than 30 countries worldwide.  Cyanotech was the first microalgae company in the world to obtain ISO 9001:2000 certification.  Corporate data and product information are available at www.cyanotech.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for statements of historical fact, the statements in this news release are forward-looking.  Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include, but are not limited to, general economic conditions, forecasts of sales in future periods, changes in sales levels to Cyanotech’s largest customers, weather patterns, production problems caused by contamination, risks associated with the acceptance of new products, competition, foreign exchange fluctuations, government regulation, and other factors more fully detailed in the Company’s recent Form 10-Q and annual form 10-K filings with the Securities and Exchange Commission.

73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740
(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com